UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2023

CIL&D, LLC

(Exact name of registrant as specified in its charter)

DELAWARE	000-33433	33-0972983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

337 North Vineyard Ave., Suite 400

Ontario, California 91764

(Address of principal executive offices, including zip code)

(909) 483-8500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any ne or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	DEPARTURE OF DIRECTOR OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

Commencing January 2023 CIL&D, LLC (the “Company”) agreed to an increase in the annual base compensation for Terry L. Cook, the Executive Vice President and General Counsel of the Company, by $25,000. Thus, Mr. Cook’s annual base compensation increased from $120,000 to $145,000. This is the first increase in Mr. Cook’s base compensation since 2012. As a part of his compensation the Company also reimburses Mr. Cook’s medical and other insurance premiums that he incurs since he is no longer covered by the standard family health insurance plan available to employees that are age 65 and under.

In 2022 the Company received two option payments and several extension payments totaling $1,790,000. Such payments are non-refundable, and they relate to the possible sale of one or more subsidiaries of the Company, including, but not limited to Kaiser Eagle Mountain, LLC, the owner of the Eagle Mountain Mine located, in Riverside County, California (the “Mine”) and Eagle Mountain Mining & Railroad Company, LLC, the holder of a mining lease for certain stockpiled rock and iron ore tailings at the Mine. Since such payments are non-refundable and pertain to the sale of assets, in accordance with the Company’s Second Amended and Restated Limited Liability Company Operating Agreement, as amended (“Operating Agreement”), required distributions on the Company’s Class C and D Units were paid as of January13, 2023. The total amount required to be distributed on the Class C and D Units is approximately $73,247. The Class C Units and Class D Units are held by current and former officers of the Company and such units represent an incentive program that was adopted by the Company in 2002 to replace an incentive bonus program that was terminated in 2002. Under the terms of the Operating Agreement, the distributions on the Class C Units and the Class D Units are to be made within 45 days following receipt of any amount on which a distribution on the Class C and D Units is payable. However, for the administrative convenience of the Company, the holders of the Class C and Class D Units temporarily allow the deferral from time-to-time of the payment of the distributions due them.

In addition, pursuant to the terms of the Amended and Restated Liquidation Manager Agreement dated April 10, 2013, between the Company and Richard E. Stoddard (“Liquidation Director Agreement”), Mr. Stoddard is to be paid incentive compensation based upon a percentage of the “Gross Collected Proceeds” as defined in the Liquidation Director Agreement less the cumulative amount of the monthly consulting fees paid to him, which monthly fees terminated December 31, 2014. As a result of previous transactions, the threshold to trigger an incentive payment to Mr. Stoddard was achieved in July 2016. Thus, due to the receipt of the non-refundable option and extension payments discussed above, Mr. Stoddard was paid as of January 13, 2023, approximately $53,700 in incentive compensation pursuant to the terms of the Liquidation Director Agreement. This represents 60% of the total possible incentive compensation that may be due Mr. Stoddard from the option and extension payments. Additional amounts can be paid to Mr. Stoddard on these option payments if, and when, there should be a future distribution on the Company’s Class A Units (an additional 30%), and the final amount (an additional 10%) is payable at the time of the final dissolution of the Company assuming Mr. Stoddard is the Managing Liquidation Director at such time. Under the terms of the Liquidation Director Agreement, the incentive payments due Mr. Stoddard are to be made within seven days following receipt of any amount on which an incentive payment is payable. However, for the administrative convenience of the Company, Mr. Stoddard is temporarily allowing the deferral from time-to-time of the payment of the incentive payments that are otherwise due and payable to him within seven days.

ITEM 8.01	OTHER EVENTS

CONTINUING EFFORT TO SELL THE COMPANY’S REMAINING ASSETS. The Company is continuing and active in its efforts to sell its remaining assets as a part of the winding up its business due to its voluntary liquidation. It is possible that a material portion of the option payments and extension payments reference above could be applied to the purchase price of assets sold, if sold, depending upon the buyer.

NO ASSURANCE OF FUTURE DISTRIBUTIONS. The Company is in voluntary liquidation and dissolution. There is no assurance that there will be any future distributions on the Company’s Class A Units. As previously disclosed, the liquidation and dissolution process involve substantial risks and uncertainties. Accordingly, it is not possible to predict the timing of future distributions, if any, to the Class A unitholders or the aggregate amount of any future distributions if made. There is no market for the Company’s Class A Units and the Class A Units cannot be transferred except upon death or by operation of law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIL&D, LLC
(REGISTRANT)

Date: January 17, 2023	/s/ Richard E. Stoddard
Richard E. Stoddard
Managing Liquidation Director

2